SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8‑K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 19, 2002

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5.      Other Events
     PG&E Corporation Credit Agreement Waiver Extension
          As previously disclosed, General Electric Capital Corporation and certain other lenders (collectively, the GE Lenders) under PG&E Corporation's $1.02 billion Amended and Restated Credit Agreement dated as of June 25, 2002 (Credit Agreement) waived, until August 16, 2002, the requirement that PG&E Corporation's subsidiary, PG&E National Energy Group, Inc. (PG&E NEG), continue to maintain investment grade ratings with either Standard & Poor's (S&P) or Moody's Investor Services, Inc. (Moody's).  On August 16, 2002, the GE Lenders extended the waiver through October 21, 2002, subject to earlier termination if, among other events, PG&E NEG fails to maintain certain levels of availability under its $1.25 billion credit agreement dated August 22, 2001 (PG&E NEG Credit Agreement).  The PG&E NEG Credit Agreement currently consists of a Tranche A facility for $500 million which expires on August 22, 2003 and a Tranche B facility for $750 million which expires on August 22, 2002.  The Tranche A facility currently supports approximately $270 million of letters of credit and $432 million is currently outstanding under the Tranche B facility.  The waiver agreement requires that, during the term of the waiver agreement, at least $400 million remain available to PG&E NEG under the Tranche A facility and that at least $432 million remain available to PG&E NEG under the Tranche B facility.  In addition to requiring the maintenance of certain levels of availability under the PG&E NEG Credit Agreement, the GE Lenders may also terminate the waiver if (1) the holders of indebtedness of PG&E NEG under the PG&E NEG Credit Agreement become entitled to accelerate the repayment of such indebtedness before its stated maturity date, or (2) PG&E Corporation fails to perform any term or covenant of the waiver agreement.  A copy of the waiver agreement is filed as Exhibit 99.1 hereto.

          In addition, during the term of the waiver, PG&E Corporation may not make any investment, capital expenditure, or other payment to any of its subsidiaries, in an amount that in the aggregate exceeds $15 million, except as may be required under applicable law or by conditions established by the California Public Utilities Commission (CPUC) in decisions approving the formation of PG&E Corporation to hold the stock of Pacific Gas and Electric Company (Utility).  The terms of the waiver also require PG&E Corporation to maintain cash held in two interest reserve accounts under the Credit Agreement sufficient to cover interest payable on the $1.02 billion in term loans outstanding under the Credit Agreement for a two-year period, increased from a one-year period; provided, however, that the aggregate amount required to be held in the interest reserve accounts shall not exceed 15 percent of the then outstanding principal amount of the loans.  The waiver agreement also provides that, during the term of the waiver, proceeds that PG&E NEG receives from certain PG&E NEG transactions may only be reinvested in specified projects.

            As previously disclosed, subject to their respective rights as set forth in the Intercreditor and Subordination Agreement, dated as of June 25, 2002, by and between the GE Lenders and certain other parties thereto, the GE Lenders would, upon expiration of the waiver, have the right to declare all amounts outstanding under the Credit Agreement to be immediately due and payable.  The failure of PG&E Corporation to repay this accelerated indebtedness would entitle the GE Lenders, subject to the Intercreditor Agreement, to exercise certain remedies, including their rights as secured parties with respect to their collateral, i.e., the pledged interests of PG&E Corporation in PG&E National Energy Group, LLC (NEG, LLC), NEG LLC's pledged interests in PG&E NEG, and a pledged interest in an interest reserve account, which will increase from approximately $65 million to $153 million as a result of the waiver agreement.

          As previously disclosed, with respect to the $280 million aggregate principal amount of 7.5% Convertible Subordinated Notes issued by PG&E Corporation pursuant to an Indenture dated as of June 25, 2002 by and between PG&E Corporation and U.S. Bank, N.A., as trustee (Notes), if the obligations under the Credit Agreement were accelerated and PG&E Corporation failed to pay such accelerated obligations as described above and such failure continues for 30 days after receipt of written notice from the trustee or holders of at least 25 percent of the aggregate principal amount of outstanding Notes, the Notes would also be in default.  Thereupon, and subject to the subordination provisions of the Indenture, the trustee or the Note holders would have the right to accelerate the Notes.  A similar cross-default situation could develop if creditors of PG&E Corporation's significant subsidiaries, including PG&E NEG, accelerated $150 million or more in aggregate principal amount of indebtedness.
PG&E NEG is currently negotiating with its lenders for an extension of the PG&E NEG Credit Agreement as required by the waiver.  Neither PG&E Corporation nor PG&E NEG can predict whether such an extension will be granted.
During the term of the waiver by the GE Lenders, PG&E Corporation intends to negotiate with the GE Lenders for the elimination of the credit rating maintenance covenant from the Credit Agreement or for such other amendments as may be needed to avoid a default of these obligations; however, PG&E Corporation cannot predict whether, or to what extent, it would be successful in such efforts.  Current PG&E Corporation cash balances are insufficient to repay the full amount of its outstanding debt.
B.              Pacific Gas and Electric Company

          As previously disclosed, in March 2001, the CPUC adopted a decision which retroactively restated the way in which the Utility’s generation–related transition costs are deemed recovered.  This retroactive change had the effect of extending the statutory electric retail rate freeze and reducing the amount of past wholesale power costs that could be eligible for recovery from customers.  The CPUC denied the Utility's application for rehearing of this retroactive accounting change.  The Utility’s petition for a writ of review filed with the California Court of Appeal also was denied.  On August 14, 2002, the California Supreme Court denied the Utility’s petition to review the appellate court action.

Although the California Supreme Court’s action had the effect of denying the Utility’s state law arguments challenging the CPUC’s accounting order, the action by the California Supreme Court has no effect on the Utility’s federal claims raised in the Utility’s “filed rate case” pending in the U.S. District Court for the Northern District of California.  In the filed rate case, filed in November 2000 and refiled in August 2001, the Utility is asking the court to declare that, under federal preemption principles, the federally tariffed wholesale power and transmission costs that the Utility has incurred to serve its customers are recoverable in retail rates.   The case also asserts several constitutional claims.  The filed rate case has been deemed a related case to the Utility's pending appeal of the Bankruptcy Court's denial of the Utility's request for injunctive and declaratory relief against the CPUC’s retroactive accounting order.  Both matters are pending before the same District Court judge, who has ruled that the filed rate case will proceed before the bankruptcy appeal will be heard.

A case management conference was held on August 16, 2002, at which the court set a new trial date in this matter of June 9, 2003.  Neither PG&E Corporation nor the Utility can predict what the outcome of the filed rate case will be.

Item 7. Financial Statements, Pro Forma Financial Information, and Exhibits

Exhibit No.             Description of Exhibit

99.1                       Waiver and Amendment Agreement, dated August 16, 2002, by and among PG&E Corporation, PG&E National Energy Group, LLC, Lehman Commercial Paper Inc., as administrative agent, and the lenders party to the Amended and Restated Credit Agreement dated as of June 25, 2002

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By /s/ CHRISTOPHER P. JOHNS

CHRISTOPHER P.JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By: /s/ LINDA Y.H. CHENG

LINDA Y.H. CHENG Corporate Secretary

Dated:  August 19, 2002

EXHIBIT INDEX

Exhibit No.             Description of Exhibit

99.1                       Waiver and Amendment Agreement, dated August 16, 2002, by and among PG&E Corporation, PG&E National Energy Group, LLC, Lehman Commercial Paper Inc., as administrative agent, and the lenders party to the Amended and Restated Credit Agreement dated as of June 25, 2002